Exhibit 19.1
Caesars Entertainment, Inc. Securities Trading Policy
1.Introduction    2
1.1.What is Insider Trading?    2
1.2.What are the Consequences of Engaging in Illegal Insider Trading or
Otherwise Violating this Policy?    2
2.Elements of the Policy    3
2.1.Who is Subject to the Requirements of this Policy?    3
2.2.Who are “Blackout Insiders” and “Pre-Clearance Insiders”?    3
2.3.What Securities and Other Instruments are Covered by this Policy?    4
2.4.What are the General Prohibitions of the Policy?    4
2.5.What is “Material Information”?    5
2.6.What is “Non-Public” Information?    5
3.Application of the Policy to Transactions in Convertible or Exchangeable
Securities or Shares Obtained Upon Conversion or Exchange    6
4.Post-Termination Transactions    6
5.Compliance Contacts and Responsibility    6
6.Certification    6
7.Summary    6

CAESARS ENTERTAINMENT, INC. SECURITIES TRADING POLICY
This Securities Trading Policy (this “Policy”) is applicable to each director, officer, employee and consultant (“you”) of Caesars Entertainment, Inc. and its subsidiaries (collectively, the “Company”). In the course of performing your duties for the Company, you may, at times, have information about the Company or another company that is not generally available to the public. Because of your relationship with the Company, if you are aware of “material,” “non- public” information about the Company, federal and state securities laws prohibit you from trading in the securities of the Company and other controlled businesses (together with the Company, the “Caesars Companies” and any individual entity an “Caesars Company”) or providing such information to others who may trade on the basis of that information.
1.Introduction
We have adopted this Policy to:
•Explain some of your obligations to the Company and under the law, including the proper conduct for trading in securities of the Caesars Companies;
•Promote compliance with the laws prohibiting “insider trading” and help our directors, officers, employees and consultants avoid the severe consequences resulting from violations of these laws;
•Prevent even the appearance of “insider trading;” and
•Protect our reputation for integrity and ethical conduct.
1.1.What is Insider Trading?
The federal securities laws prohibit persons who become aware of “material,” “non-public” information about a company from buying or selling that company’s securities on the basis of that information. This form of misconduct is commonly known as “insider trading.” Insider trading also refers to the unauthorized disclosure of material, non-public information to others who then trade on the basis of that information, conduct commonly known as “tipping.” In this Policy, when we use the term insider trading, we include tipping. The terms “material” and “non-public” are discussed in Sections 2.5 and 2.6 below.
1.2.What are the Consequences of Engaging in Illegal Insider Trading or Otherwise Violating this Policy?
Sanctions for violations of the prohibitions on insider trading can be severe, including civil fines of up to three times the profit gained or loss avoided, criminal fines of up to $5,000,000 and jail terms of up to 25 years. The federal securities laws also may impose insider trading liability on companies (and their directors, officers and supervisory personnel) if they fail to take reasonable steps to prevent insider trading.
Any failure to comply with this Policy may subject a director, officer or employee to Company- imposed sanctions, including termination for cause, whether or not the failure to comply constitutes or results in a violation of law.

2.Elements of the Policy
2.1.Who is Subject to the Requirements of this Policy?
This Policy applies to each director, officer and employee of the Caesars Companies (collectively, “Covered Persons”) and to the “Related Persons” of each such person.
“Related Persons” are:
▪family members who reside with Covered Persons;
▪anyone else who lives in the household of a Covered Person and is subject to such person’s influence or control;
▪any family members who do not live in the household of a Covered Person but whose transactions in “Company Securities” (as defined in Section 2.3 below) are directed by a Covered Person or are subject to such a person’s influence or control (such as parents or children who consult with such a person before they trade in Company Securities); and
▪any trust, partnership, corporation or other entity over which a Covered Person has investment control.
Because insider trading transactions involving Company Securities can be imputed to you, and potentially to the Company, you are responsible for making sure that transactions in any security covered by this Policy, whether by you personally or by any member of your family or other Related Person, comply with this Policy. In this Policy, when we refer to “Covered Persons” or to “you,” we include the applicable Related Persons.
Which specific provisions of this Policy apply to you and your Related Persons will depend upon your position with the Company. All persons covered by this Policy must comply with the general prohibition on insider trading discussed in Section 2.4 below. Additional trading window limitations and pre-clearance and notification requirements – which are set forth in supplements to this Policy (the “Policy Supplements”) – apply only to “Blackout Insiders” and “Pre-Clearance Insiders” of the Caesars Companies. All Blackout Insiders and Pre-Clearance Insiders will receive a copy of the applicable Policy Supplements.
2.2.Who are “Blackout Insiders” and “Pre-Clearance Insiders”?
“Blackout Insiders” are:
▪anyone who is a director or officer who is subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
▪any other employee who may be designated as such from time to time by the Company’s General Counsel because such person, in the normal course of his or her duties or with respect to a particular matter, has, or is likely to have, regular or special access to inside information that warrants such person only being permitted to trade during defined trading windows;
▪any entity or person that designated or nominated, or caused to be designated or nominated, a director who is a Blackout Insider, whether such designation or nomination was undertaken or caused to be undertaken pursuant to a contractual agreement or contractual right or otherwise, provided that the director who is a Blackout Insider is also an officer or employee of, or performs responsibilities of a similar nature for, the nominating entity or person or an affiliate thereof; and
▪in each case, the person’s Related Persons.
“Pre-Clearance Insiders” are a subset of Blackout Insiders consisting of directors and certain officers and key employees as determined by the Company, and their Related Persons. All Blackout Insiders and Pre-Clearance Insiders are subject to additional limitations on transferability of Company Securities, which are set forth in the Policy Supplements.
2.3.What Securities and Other Instruments are Covered by this Policy?
This Policy covers and defines as “Company Securities”:
▪any stock, bond (including convertible notes), debentures, options, warrants or other marketable equity or debt security issued by any Caesars Company; and
▪any security or other instrument issued by an unrelated third party and based on any equity or debt security (including exchange-traded options and credit default swaps) of any Caesars Company.
2.4.What are the General Prohibitions of the Policy?
A.No Covered Person who is aware of material, non-public information relating to the Caesars Companies may, at any time, directly or through any other person or entity, including, but not limited, to any Related Person, friend or acquaintance:
•buy, sell, pledge or otherwise transfer Company Securities, or engage in any other action to take personal advantage of that information; or
•pass that information on to any other person or entity outside the Company, including, but not limited to, any Related Person, friend or acquaintance.
B.In addition, no Covered Person who, in the course of working for any Caesars Company, learns of material non-public information about any company with which any Caesars Company does or is considering doing business, including a customer or supplier, may, at any time, trade in that company’s securities until the information becomes public or is no longer material.
C.Similarly, no Covered Person may communicate such material, non-public information about that other company to any other person or entity outside the Caesars Companies, including, but not limited to, any Related Person, friend or acquaintance. These prohibitions apply equally to communications made through social media.
D.Finally, no Covered Person may engage in the following transactions involving Company Securities:
•entering into short sales of Company Securities; or
•buying or selling exchange-traded options (puts or calls) on Company Securities.
Transactions that you may consider necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure or to satisfy margin requirements or “margin calls” in a securities account or to fund obligations secured by a pledge of Company Securities) are NOT excepted from this Policy. The federal securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve both your and the Company’s reputation for adhering to the highest standards of business conduct.
2.5.What is “Material Information”?
Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. In general, any information that could be expected to affect the price of Company Securities, whether positively or negatively, should be considered material. Examples of information that ordinarily would be regarded as material are:
▪Projections of future earnings or losses, or other earnings guidance;
▪Quarterly or annual revenue, operating income or loss or earnings results;
▪Earnings that are inconsistent with the earnings guidance or the consensus expectations of the investment community;
▪A pending or proposed merger, acquisition, sale, tender offer, recapitalization or strategic alliance involving Caesars Companies in any way;
▪A pending or proposed acquisition or disposition of a significant asset;
▪A change in dividend policy, the declaration of a stock split, or an offering of additional securities (public or private);
▪The establishment of a program to repurchase securities of the Company;
▪A change in control or a change in senior management of the Company;
▪Development of a significant new product, invention, discovery or line of business;
▪Commencement of or developments regarding government investigations;
▪Developments regarding significant legislation or regulation affecting the Company’s business;
▪Commencement of or developments regarding significant litigation;
▪A pending or proposed offering of Company Securities or refinancing of outstanding debt of the Company;
▪A change in or dispute with the Company’s auditors, or a determination to take a significant impairment charge or to restate previously issued financial statements; and
▪A transaction involving a significant amount of Company Securities by a director, officer or other person who is a greater than 5% stockholder.
Please be aware that anyone scrutinizing your transactions will be doing so after the fact, with the benefit of “twenty-twenty hindsight.” As a practical matter, before engaging in any transaction, you should carefully consider whether law enforcement authorities and others might, after the fact, view as “material” any information of which you may be aware that has not been publicly disclosed.
2.6.What is “Non-Public” Information?
Information is considered “non-public” if it has not been disclosed broadly to the public markets (such as by press release or an SEC filing). The circulation of rumors, even if accurate and reported in the media, does not constitute adequate public dissemination for purposes of the insider trading laws or this Policy.
You must also wait a reasonable amount of time after public disclosure of material information relating to the Caesars Companies, or any other company whose securities are covered by this Policy, before trading in such securities, to ensure that the investing public has had time to absorb the information fully. Thus, as a general rule, information should be considered “non-

public” until two (2) full trading days after the information is released; this means the opening of business on the third trading day. For example, if in an ordinary trading week the non-public information is disclosed publicly during, or following the close of, business on Monday, then Company Securities could be bought or sold beginning the opening of trading on Thursday, if otherwise permitted under this Policy.
3.Application of the Policy to Transactions in Convertible or Exchangeable Securities or Shares Obtained Upon Conversion or Exchange
You may convert convertible or exchange exchangeable securities of Caesars Companies that you own at any time permitted under the terms of such securities.

You must comply with Sections 2.4 if you wish to engage in a sale or other transaction with respect to such convertible or exchangeable securities and/or the securities obtained upon conversion or exchange.
Blackout Insiders and Pre-Clearance Insiders are subject to additional restrictions set forth in the Policy Supplements.
4.Post-Termination Transactions
This Policy continues to apply to your transactions in Company Securities even after you have ceased to be a director, officer or employee as long as you are aware of material, non-public information. Neither you nor any of your Related Persons may trade until the time at which this information has become public.
Blackout Insiders and Pre-Clearance Insiders may be subject to additional restrictions on post- termination transactions, as described in the Policy Supplements.
5.Compliance Contacts and Responsibility
If you have any questions about this Policy or its application to any proposed transaction in Company Securities or any proposed adoption or change in a Rule 10b5-1 trading plan, you may contact Ed Quatmann, General Counsel, at (775) 348.3324 or equatmann@caesars.com.
Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions, whether by you or your Related Persons, rests with you. You should use your best judgment and consult your personal legal and financial advisors as needed.
6.Certification
All persons covered by this Policy have an obligation to read it carefully and understand its provisions. Further, all persons covered by this Policy must certify compliance upon request of the Company.
7.Summary
•Do not buy, sell, pledge or otherwise transfer Company Securities — or any securities of any other company about which you have learned information in the course of working for any Caesars Company — if you are aware of material, non-public information.
•Do not share material, non-public information with others outside the Caesars Companies
— even family members or friends.

•Blackout Insiders and Pre-Clearance Insiders must comply with the additional requirements set forth in the Policy Supplements.

CAESARS ENTERTAINMENT, INC.
Securities Trading Policy
The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with, the Company’s Securities Trading Policy.

Signature:

Name Printed:

Date: